EXHIBIT 13.5

CONSENT OF EXPERT

We hereby consent to the use of our name contained in the technical report on the Property in the Durango Mining District of Mexico dated February 21, 2018 entitled “Mineral Resource Estimate Update for the Avino Property, Durango, Mexico dated February 21, 2018” by Tetra Tech Canada Inc. and subsequently amended on December 19, 2018 entitled Amended Mineral Resource Estimate Update for the Avino Property, Durango, Mexico dated December 19, 2018 and the reference as an expert contained in the Annual Report of Avino Silver & Gold Mines Ltd. on Form 20-F for the fiscal year ended December 31, 2019 and incorporated by reference to the Company’s Registration Statements on Form S-8 (SEC File No.: 333-195120) and Form F-3 (SEC File No.: 333-226963).

RED PENNANT COMMUNICATIONS CORP. (previously AUSENCO ENGINEERING CANADA INC.)

Dated: March 25, 2020	By:	/s/ Michael O’Brien
Michael O’Brien, P. Geo